Exhibit 10.3

THIRD AMENDMENT TO LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT (the "Amendment") is entered into as of December 6, 2005 by and between UTAH MEDICAL PRODUCTS, a Utah corporation ("Borrower"), and U. S. BANK NATIONAL ASSOCIATION ("Bank").

Recitals

A. Borrower and Bank have entered into that certain Loan Agreement (the “Agreement”) dated as of July 3, 2002 and related documents (as amended by a First Amendment thereto and a Second Amendment thereto) pursuant to which Bank has agreed to extend certain credit to Borrower in accordance with its terms. Capitalized terms shall have the meanings given by the Agreement unless otherwise defined.

B. Borrower and Bank wish (i) to increase the Loan from $5,000,000 to $8,000,000 and (ii) to make other modifications to the Agreement.

Agreement

NOW, THEREFORE, in consideration of the promises contained herein, and each intending to be legally bound hereby, the parties agree as follows:

1. The Loan is hereby increased from $5,000,000 to $8,000,000, to be further evidenced by Borrower’s execution of an Amended and Restated Revolving Promissory Note of even date herewith in the stated principal amount of $8,000,000.

2. Borrower shall be permitted to use the Loan to request the issuance by Bank of letters of credit. Each letter of credit shall be evidenced further by Borrower’s execution of an application and an unconditional reimbursement agreement in forms customarily required by Bank. The amount of credit available under the Loan shall be decreased by the total undrawn amounts on all outstanding letters of credit. In the event the expiration date of a letter of credit extends beyond the expiration date of the Loan commitment and the Maturity Date under the Note, Borrower shall deposit with Bank funds, on or before the Maturity Date, in an amount at least equal to the total undrawn amount under all outstanding letters of credit, together with collateral documents granting to Bank a security interest and control in that deposit as security for repayment of the obligations associated with those undrawn letters of credit. The issuance of each letter of credit will require a fee equal to 1.25% of the face amount of the letter of credit.

3. Borrower shall be permitted to incur an unsecured ten (10) year indebtedness to Bank of Ireland in an amount not to exceed €4,500,000 (Euros), which shall be deemed a one-time waiver of the provisions in Section 5.2 of the Agreement.

4. Section 4.10 of the Agreement is hereby amended to increase the minimum Net Worth requirement from $10,000,000 to $18,500,000.

5. Borrower hereby acknowledges the continued validity and enforceability of the Loan Documents, as amended hereby, and acknowledges that Borrower has no defense, claim or counterclaim with respect to its Obligations under the Loan Documents.

6. All other terms of the Agreement and the other Loan Documents shall remain valid and enforceable as modified hereby.

7. This Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

UTAH MEDICAL PRODUCTS		U. S. BANK NATIONAL ASSOCIATION

By:	/s/ Kevin L. Cornwell	By:	/s/ Terry L. Grant

Its:	CEO	Its:	VP